Exhibit 99.1

Teva Reports Third Quarter 2018 Financial Results

  Revenues of $4.5 billion
  Free cash flow of $704 million
  GAAP diluted loss per share of $0.27
  Non-GAAP diluted EPS of $0.68
  Spend base reduction of $1.8 billion in the first nine months of 2018; on-track to achieve $3.0 billion by the end of 2019
  AJOVY™ (fremanezumab) was approved by the FDA in September 2018 and immediately launched
  Raising 2018 full year guidance:
    Non-GAAP EPS guidance raised to $2.80-2.95 from $2.55-2.80
    Free cash flow guidance raised to $3.6-3.8 billion from $3.2-3.4 billion

JERUSALEM--(BUSINESS WIRE)--November 1, 2018--Teva Pharmaceutical Industries Ltd. (NYSE: TEVA, TASE: TEVA) today reported results for the quarter ended September 30, 2018.

Mr. Kåre Schultz, Teva’s President and CEO, said, “I am very satisfied with our progress and we are meeting all our key targets. We received FDA approval for AJOVY™ in September for the preventive treatment of migraine and we are seeing very good signs of a successful launch. We continue to see strong growth for AUSTEDO®, while COPAXONE® continues to maintain its market share. Our restructuring plan has already resulted in a significant cost reduction of $1.8 billion in the first nine months of the year and we are on track to achieve a reduction of $3.0 billion by the end of 2019, while continuing to pay down our debt. Given the solid third quarter results, we have decided to raise our 2018 full year guidance. ”

Third Quarter 2018 Consolidated Results

Revenues in the third quarter of 2018 were $4,529 million, a decrease of 19%, or 18% in local currency terms, compared to the third quarter of 2017, mainly due to generic competition to COPAXONE, price erosion in our U.S. generics business and loss of revenues following the divestment of certain products and discontinuation of certain activities.

Exchange rate differences between the third quarter of 2018 and the third quarter of 2017 negatively impacted our revenues and GAAP operating income by $80 million and $34 million, respectively. Our non-GAAP operating income was negatively impacted by $37 million.

GAAP gross profit was $2,021 million in the third quarter of 2018, a decrease of 24% compared to the third quarter of 2017. GAAP gross profit margin was 44.6% in the third quarter of 2018, compared to 47.2% in the third quarter of 2017. Non-GAAP gross profit was $2,305 million in the third quarter of 2018, a decline of 23% from the third quarter of 2017. Non-GAAP gross profit margin was 50.9% in the third quarter of 2018, compared to 53.1% in the third quarter of 2017. The decrease in gross profit margin, on both a GAAP and a non-GAAP basis, resulted primarily from a decline in COPAXONE revenues due to generic competition, price erosion in our U.S. generics business and the loss of revenue following the sale of our women’s health business.

Research and Development (R&D) expenses for the third quarter of 2018 were $311 million, a decrease of 41% compared to the third quarter of 2017. R&D expenses excluding equity compensation expenses and other expenses were $243 million, or 5.4% of quarterly revenues in the third quarter of 2018, compared to $367 million, or 6.5%, in the third quarter of 2017. The decrease in R&D expenses resulted primarily from pipeline optimization, phase 3 studies that have ended and related headcount reduction.

Selling and Marketing (S&M) expenses in the third quarter of 2018 were $743 million, a decrease of 12% compared to the third quarter of 2017. S&M expenses excluding amortization of purchased intangible assets, equity compensation expenses and other expenses were $678 million, or 15.0% of quarterly revenues, in the third quarter of 2018, compared to $788 million, or 14.0%, in the third quarter of 2017. The decrease was mainly due to cost reduction and efficiency measures as part of the restructuring plan.

General and Administrative (G&A) expenses in the third quarter of 2018 were $309 million, a decrease of 17% compared to the third quarter of 2017. G&A expenses excluding equity compensation expenses and other expenses were $284 million in the third quarter of 2018, or 6.3% of quarterly revenues, compared to $360 million, or 6.4% in the third quarter of 2017. The decrease was mainly due to cost reduction and efficiency measures as part of the restructuring plan.

GAAP other income in the third quarter of 2018 was $35 million compared to $4 million in the third quarter of 2017. Non-GAAP other income in the third quarter of 2018 was $4 million, same as in the third quarter of 2017.

GAAP operating income in the third quarter of 2018 was $16 million, compared to $378 million in the third quarter of 2017. Non-GAAP operating income in the third quarter of 2018 was $1,104 million, a decrease of 25% compared to the third quarter of 2017. Non-GAAP operating margin was 24.4% in the third quarter of 2018 compared to 26.2% in the third quarter of 2017.

EBITDA (non-GAAP operating income, which excludes amortization and certain other items, as well as depreciation expenses) was $1,253 million in the third quarter of 2018, a decrease of 23% compared to $1,618 million in the third quarter of 2017.

GAAP financial expenses for the third quarter of 2018 were $229 million, compared to $259 million in the third quarter of 2017. Non-GAAP financial expenses were $236 million in the third quarter of 2018, compared to $229 million in the third quarter of 2017.

In the third quarter of 2018, we recognized a tax benefit of $26 million, or 12%, on pre-tax loss of $213 million. In the third quarter of 2017, we recognized a tax benefit of $494 million, on pre-tax income of $119 million. Our tax rate for the third quarter of 2018 was mainly affected by the mix of products sold in different geographies. Non-GAAP income taxes for the third quarter of 2018 were $85 million, or 10%, on pre-tax non-GAAP income of $868 million. Non-GAAP income taxes in the third quarter of 2017 were $135 million, or 11%, on pre-tax non-GAAP income of $1,241 million.

We expect our annual non-GAAP tax rate for 2018 to be 14%, which is lower than our previous projection. This is due to changes in the geographical mix of income we expect to earn this year. Our non-GAAP tax rate for 2017 was 15%.

GAAP net loss attributable to ordinary shareholders and GAAP diluted loss per share in the third quarter of 2018 were $273 million and $0.27, respectively, compared to income of $530 million and $0.52 in the third quarter of 2017. Non-GAAP net income attributable to ordinary shareholders and non-GAAP diluted EPS in the third quarter of 2018 were $694 million and $0.68, respectively, compared to $1,012 million and $1.00 in the third quarter of 2017.

For the third quarter of 2018, the weighted average outstanding shares for the fully diluted EPS calculation on a GAAP basis was 1,018 million, compared to 1,017 million for the third quarter of 2017. The weighted average outstanding shares for the fully diluted EPS calculation on a non-GAAP basis was 1,022 million, compared to 1,017 million for the third quarter of 2017. Additionally, no account was taken of the potential dilution by the mandatory convertible preferred shares, amounting to 66 million shares (including shares that may be issued due to unpaid dividends to date) for the three months ended September 30, 2018 and 59 million shares for the three months ended September 30 2017, as well as for the convertible senior debentures for the respective periods, since both had an anti-dilutive effect on EPS.

As of September 30, 2018, the fully diluted share count for purposes of calculating our market capitalization was approximately 1,111 million.

Non-GAAP information: Net non-GAAP adjustments in the third quarter of 2018 were $967 million. Non-GAAP net income and non-GAAP EPS for the third quarter were adjusted to exclude the following items:

  Impairment of long-lived assets of $521 million comprised mainly of impairment of intangible assets of product rights and IPR&D assets related to the Actavis Generics acquisition;
  Amortization of purchased intangible assets totaling $297 million, of which $246 million is included in cost of goods sold and the remaining $51 million in S&M expenses;
  Restructuring expenses of $88 million;
  In Process R&D of $60 million;
  Equity compensation expenses of $45 million;
  Contingent consideration of $29 million;
  Other non-GAAP items of $38 million; and
  Tax benefit of $111 million.

Teva believes that excluding such items facilitates investors' understanding of its business. See the attached tables for a reconciliation of the GAAP results to the adjusted non-GAAP figures. Investors should consider non-GAAP financial measures in addition to, and not as replacement for, or superior to, measures of financial performance prepared in accordance with GAAP.

Cash flow generated from operations during the third quarter of 2018 was $421 million, compared to $795 million in the third quarter of 2017. The decrease was mainly due to lower net income, higher beneficial interest collected in exchange for securitized trade receivables and higher payments related to the restructuring plan during the third quarter of 2018.

Free cash flow (cash flow generated from operations net of capital expenditures and deferred purchase price cash component collected for securitized trade receivables) was $704 million in the third quarter of 2018, compared to $920 million in the third quarter of 2017. The decrease was mainly due to lower net income.

As of September 30, 2018, our debt was $29,489 million, compared to $30,237 million as of June 30, 2018. The decrease was mainly due to the $405 million debt tender offer completed in September 2018 as well as repayment at maturity of our CHF 300 million 0.125% senior notes. The portion of total debt classified as short-term as of September 30, 2018 was 9%, compared to 4% as of June 30, 2018, due to a net increase in current maturities.

Segment Results for the Third Quarter 2018

Due to the organizational changes announced in November 2017, we began reporting our financial results under a new structure in the first quarter of 2018, consisting of the following segments:

a) North America segment, which includes the United States and Canada.

b) Europe segment, which includes the European Union and certain other European countries.

c) International Markets segment, which includes all countries other than those in our North America and Europe segments.

In addition to these three segments, we have other activities, primarily the sale of API to third parties and certain contract manufacturing services.

Segment profit is comprised of gross profit for the segment, less R&D, S&M, G&A expenses and other income related to each segment. Segment profit does not include amortization and certain other items.

North America Segment

Our North America segment includes the United States and Canada.

The following table presents revenues, expenses and profit for our North America segment for the three months ended September 30, 2018 and 2017:

	Three months ended September 30,
	2018		2017

	(U.S.$ in millions / % of Segment Revenues)

Revenues	$2,265	100%	$3,043	100%
Gross profit	1,232	54.4%	1,833	60.2%
R&D expenses	158	7.0%	230	7.6%
S&M expenses	301	13.3%	325	10.7%
G&A expenses	128	5.7%	149	4.9%
Other income	(4)	§	(1)	§
Segment profit*	$649	28.7%	$1,130	37.1%

* Segment profit does not include amortization and certain other items. The data presented for prior periods have been conformed to reflect the changes to our segment reporting commencing in the first quarter of 2018.

§ Represents an amount less than 0.5%.

Revenues from our North America segment in the third quarter of 2018 were $2,265 million, a decrease of $778 million, or 26%, compared to the third quarter of 2017, mainly due to a decline in revenues of COPAXONE, as well as a decline in revenues in our U.S. generics business, a decline in revenues of ProAir and QVAR and the loss of revenues from the sale of our women’s health business, partially offset by higher revenues from AUSTEDO® and our distribution business. Revenues in the United States, our largest market, were $2,125 million in the third quarter of 2018, a decrease of $772 million, or 27%, compared to the third quarter of 2017.

Revenues by Major Products and Activities

The following table presents revenues for our North America segment by major products and activities for the three months ended September 30, 2018 and 2017:

	Three months ended
	September 30,		Percentage Change
	2018	2017	2017-2018
	(U.S.$ in millions)

Generic products	$922	$1,233	(25%)
COPAXONE	463	819	(43%)
BENDEKA / TREANDA	161	179	(10%)
ProAir	107	155	(31%)
QVAR	36	83	(57%)
AUSTEDO	62	6	870%
Distribution	333	294	13%

Generic products revenues in our North America segment in the third quarter of 2018 decreased by 25% to $922 million, compared to the third quarter of 2017, mainly due to price erosion in our U.S. generics business, additional competition to methylphenidate extended-release tablets (Concerta® authorized generic) and portfolio optimization primarily as part of the restructuring plan.

In the third quarter of 2018, we led the U.S. generics market in total prescriptions and new prescriptions, with approximately 547 million total prescriptions, representing 14.1% of total U.S. generic prescriptions according to IQVIA data. COPAXONE revenues in our North America segment in the third quarter of 2018 decreased by 43% to $463 million, of which $446 million were generated in the United States, compared to the third quarter of 2017, mainly due to generic competition in the United States.

BENDEKA® and TREANDA® combined revenues in our North America segment in the third quarter of 2018 decreased by 10% to $161 million, compared to the third quarter of 2017, mainly due to lower volumes, partially offset by higher pricing.

ProAir® revenues in our North America segment in the third quarter of 2018 decreased by 31% to $107 million, compared to the third quarter of 2017, mainly due to lower net pricing.

QVAR® revenues in our North America segment in the third quarter of 2018 decreased by 57% to $36 million, compared to the third quarter of 2017. The decrease in sales was mainly due to lower volumes in this quarter following wholesaler stocking in the first quarter of 2018 in connection with the launch of QVAR® RediHaler™. QVAR maintained its second-place position in the inhaled corticosteroids category in the United States.

AUSTEDO® revenues in our North America segment in the third quarter of 2018 were $62 million.

Distribution revenues in our North America segment in the third quarter of 2018 generated by Anda increased by 13% to $333 million, compared to the third quarter of 2017.

North America Gross Profit

Gross profit from our North America segment in the third quarter of 2018 was $1,232 million, a decrease of 33% compared to $1,833 million in the third quarter of 2017. The decrease was mainly due to lower revenues from COPAXONE and generic products.

Gross profit margin for our North America segment in the third quarter of 2018 decreased to 54.4%, compared to 60.2% in the third quarter of 2017. This decrease was mainly due to lower COPAXONE revenues.

North America Profit

Profit from our North America segment in the third quarter of 2018 was $649 million, a decrease of 43% compared to $1,130 million in the third quarter of 2017. The decrease was mainly due to lower revenues from COPAXONE and generic products, partially offset by cost reductions and efficiency measures as part of the restructuring plan.

Europe Segment

Our Europe segment includes the European Union and certain other European countries.

The following table presents revenues, expenses and profit for our Europe segment for the three months ended September 30, 2018 and 2017:

	Three months ended September 30,
	2018		2017

	(U.S.$ in millions / % of Segment Revenues)

Revenues	$1,212	100.0%	$1,380	100%
Gross profit	683	56.4%	721	52.2%
R&D expenses	62	5.1%	101	7.3%
S&M expenses	249	20.5%	289	20.9%
G&A expenses	74	6.1%	90	6.5%
Other expenses	1	§	-	§
Segment profit*	$297	24.5%	241	17.5%

* Segment profit does not include amortization and certain other items. The data presented for prior periods have been conformed to reflect the changes to our segment reporting commencing in the first quarter of 2018.

§ Represents an amount less than 0.5%.

Revenues from our Europe segment in the third quarter of 2018 were $1,212 million, a decrease of $168 million, or 12%, compared to the third quarter of 2017. In local currency terms, revenues decreased by 11%, mainly due to the loss of revenues from the closure of our distribution business in Hungary, the sale of our women’s health business and a decline in COPAXONE revenues, partially offset by new generic product launches.

Revenues by Major Products and Activities

The following table presents revenues for our Europe segment by major products and activities for the three months ended September 30, 2018 and 2017:

	Three months ended
	September 30,		Percentage Change
	2018	2017	2017-2018
	(U.S.$ in millions)

Generic products	$845	$871	(3%)
COPAXONE	124	150	(17%)
Respiratory products	93	90	3%

Generic products revenues in our Europe segment in the third quarter of 2018, including OTC products, decreased by 3% to $845 million, compared to the third quarter of 2017. In local currency terms, revenues decreased by 1%, mainly due to the loss of revenues from the termination of the PGT joint venture and generic price reductions, partially offset by new generic product launches.

COPAXONE revenues in our Europe segment in the third quarter of 2018 decreased by 17% to $124 million, compared to the third quarter of 2017. In local currency terms, revenues decreased by 16%, mainly due to price reductions resulting from the entry of competing glatiramer acetate products.

Respiratory products revenues in our Europe segment in the third quarter of 2018 increased by 3% to $93 million, compared to the third quarter of 2017. In local currency terms, revenues increased by 4%, mainly due to the launch of BRALTUS® in 2017.

Europe Gross Profit

Gross profit from our Europe segment in the third quarter of 2018 was $683 million, a decrease of 5% compared to $721 million in the third quarter of 2017. The decrease was mainly due to the loss of revenues from the sale of our women’s health business and a decline in COPAXONE revenues. Gross profit margin for our Europe segment in the third quarter of 2018 increased to 56.4%, compared to 52.2% in the third quarter of 2017. This increase was mainly due to the lower cost of goods and the closure of our distribution business in Hungary.

Europe Profit

Profit from our Europe segment in the third quarter of 2018 was $297 million, an increase of 23% compared to $241 million in the third quarter of 2017. The increase was mainly due to cost reductions and efficiency measures as part of the restructuring plan.

International Markets Segment

Our International Markets segment includes all countries other than those in our North America and Europe segments. The key markets in this segment are Japan, Israel and Russia.

During the fourth quarter of 2017, we deconsolidated our subsidiaries in Venezuela from our financial results. Consequently, results of operations of our subsidiaries in Venezuela are not included in the third quarter of 2018.

The following table presents revenues, expenses and profit for our International Markets segment for the three months ended September 30, 2018 and 2017:

	Three months ended September 30,
	2018		2017

	(U.S.$ in millions / % of Segment Revenues)

Revenues	$726	100.0%	$882	100%
Gross profit	301	41.5%	351	39.8%
R&D expenses	21	2.9%	35	4.0%
S&M expenses	120	16.5%	158	17.9%
G&A expenses	37	5.1%	51	5.8%
Other income	-	§	(3)	§
Segment profit*	$123	16.9%	$110	12.5%

* Segment profit does not include amortization and certain other items. The data presented for prior periods have been conformed to reflect the changes to our segment reporting commencing in the first quarter of 2018.

§ Represents an amount less than 0.5%.

Revenues from our International Markets segment in the third quarter of 2018 were $726 million, a decrease of $156 million, or 18%, compared to the third quarter of 2017. In local currency terms, revenues decreased 12% compared to the third quarter of 2017, mainly due to lower sales in Japan and Russia, the effect of the deconsolidation of our subsidiaries in Venezuela and the loss of revenues from the sale of our women’s health business.

Revenues by Major Products and Activities

The following table presents revenues for our International Markets segment by major products and activities for the three months ended September 30, 2018 and 2017:

	Three months ended
	September 30,		Percentage Change
	2018	2017	2017-2018
	(U.S.$ in millions)

Generic products	$498	$629	(21%)
COPAXONE	14	18	(24%)
Distribution	149	146	2%

Generic products revenues in our International Markets segment in the third quarter of 2018, which include OTC products, decreased by 21% to $498 million, compared to the third quarter of 2017. In local currency terms, revenues decreased by 15%, mainly due to lower sales in Japan resulting from regulatory pricing reductions and generic competition to off-patented products, lower sales in Russia and the effect of the deconsolidation of our subsidiaries in Venezuela.COPAXONE revenues in our International Markets segment in the third quarter of 2018 decreased by 24% to $14 million, compared to the third quarter of 2017. In local currency terms, revenues decreased by 2%.

Distribution revenues in our International Markets segment in the third quarter of 2018 increased by 2% to $149 million, compared to the third quarter of 2017. In local currency terms, revenues increased by 4%.

International Markets Gross Profit

Gross profit from our International Markets segment in the third quarter of 2018 was $301 million, a decrease of 14% compared to $351 million in the third quarter of 2017. Gross profit margin for our International Markets segment in the third quarter of 2018 increased to 41.5%, compared to 39.8% in the third quarter of 2017. The increase was mainly due to higher gross profit resulting from changes in the product mix in certain countries, mainly Israel, Russia and Mexico, as well as lower cost of goods, partially offset by the Venezuela deconsolidation and lower revenues in Japan.

International Markets Profit

Profit from our International Markets segment in the third quarter of 2018 was $123 million, compared to $110 million in the third quarter of 2017. The increase was mainly due to cost reductions and efficiency measures as part of the restructuring plan.

Profit as a percentage of International Markets revenues in the third quarter of 2018 was 16.9%, compared to 12.5% in the third quarter of 2017. This increase was mainly due to lower operating expenses as part of the restructuring plan.

Other Activities

We have other sources of revenues, primarily the sale of API to third parties and certain contract manufacturing services. These other activities are not included in our North America, Europe or International Markets segments.

Our revenues from other activities in the third quarter of 2018 increased by 4% to $326 million, compared to the third quarter of 2017. In local currency terms, revenues increased by 7%.

API sales to third parties in the third quarter of 2018 were $171 million, flat compared to the third quarter of 2017. In local currency terms, revenues increased by 1%.

Updated 2018 Non-GAAP Results Outlook

	Updated Guidance November 2018	Guidance August 2018
Revenues	$18.6-19.0 billion	$18.5-19.0 billion
Non-GAAP Operating Income	$4.6-4.8 billion	$4.3-4.6 billion
EBITDA	$5.2-5.4 billion	$5.0-5.3 billion
Non-GAAP EPS	$2.80-2.95	$2.55-2.80
Weighted average number of shares	1,027 million	1,027 million
Free cash flow	$3.6-3.8 billion	$3.2-3.4 billion

These estimates reflect management's current expectations for Teva's performance in 2018. Actual results may vary, whether as a result of exchange rate differences, market conditions or other factors. In addition, the non-GAAP measures exclude the amortization of purchased intangible assets, costs related to certain regulatory actions, inventory step-up, legal settlements and reserves, impairments and related tax effects.

See “Non-GAAP Financial Measures” below.

Conference Call

Teva will host a conference call and live webcast along with a slide presentation on Thursday, November 1, 2018 at 8:00 a.m. ET to discuss its third quarter 2018 results and overall business environment. A question & answer session will follow.

United States 1 (866) 966-1396

International +44 (0) 2071 928000

Israel 1 (809) 203-624

For a list of other international toll-free numbers, click here.

Passcode: 7193665

A live webcast of the call will also be available on Teva's website at: ir.tevapharm.com. Please log in at least 10 minutes prior to the conference call in order to download the applicable software.

Following the conclusion of the call, a replay of the webcast will be available within 24 hours on the Company's website. The replay can also be accessed until August 30, 2018, 9:00 a.m. ET by calling United States 1 (866) 331-1332 or International +44 (0) 3333009785; passcode: 7193665.

About Teva

Teva Pharmaceutical Industries Ltd. (NYSE and TASE: TEVA) is a leading global pharmaceutical company that delivers high-quality, patient-centric healthcare solutions used by millions of patients every day. Headquartered in Israel, Teva is the world’s largest generic medicines producer, leveraging its portfolio of more than 1,800 molecules to produce a wide range of generic products in nearly every therapeutic area. In specialty medicines, Teva has a world-leading position in innovative treatments for disorders of the central nervous system, including pain, as well as a strong portfolio of respiratory products. Teva integrates its generics and specialty capabilities in its global research and development division to create new ways of addressing unmet patient needs by combining drug development capabilities with devices, services and technologies. Teva's net revenues in 2017 were $22.4 billion. For more information, visit www.tevapharm.com.

Non-GAAP Financial Measures

This press release contains certain financial information that differs from what is reported under accounting principles generally accepted in the United States ("GAAP"). These non-GAAP financial measures, including, but not limited to, non-GAAP EPS, non-GAAP operating income, non-GAAP gross profit, non-GAAP gross profit margin, EBITDA, non-GAAP financial expenses, non-GAAP income taxes, non-GAAP net income and non-GAAP diluted EPS are presented in order to facilitates investors' understanding of our business. We utilize certain non-GAAP financial measures to evaluate performance, in conjunction with other performance metrics. The following are examples of how we utilize the non-GAAP measures: our management and board of directors use the non-GAAP measures to evaluate our operational performance, to compare against work plans and budgets, and ultimately to evaluate the performance of management; our annual budgets are prepared on a non-GAAP basis; and senior management’s annual compensation is derived, in part, using these non-GAAP measures. See the attached tables for a reconciliation of the GAAP results to the adjusted non-GAAP figures. Investors should consider non-GAAP financial measures in addition to, and not as replacements for, or superior to, measures of financial performance prepared in accordance with GAAP. We are not providing forward looking guidance for GAAP reported financial measures or a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP measure because we are unable to predict with reasonable certainty the ultimate outcome of certain significant items without unreasonable effort.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on management’s current beliefs and expectations and are subject to substantial risks and uncertainties, both known and unknown, that could cause our future results, performance or achievements to differ significantly from that expressed or implied by such forward-looking statements. Important factors that could cause or contribute to such differences include risks relating to:

  our ability to successfully compete in the marketplace, including: that we are substantially dependent on our generic products; competition for our specialty products, especially COPAXONE®, our leading medicine, which faces competition from existing and potential additional generic versions and orally-administered alternatives; the uncertainty of commercial success of AJOVY™ or Austedo® competition from companies with greater resources and capabilities; efforts of pharmaceutical companies to limit the use of generics including through legislation and regulations; consolidation of our customer base and commercial alliances among our customers; the increase in the number of competitors targeting generic opportunities and seeking U.S. market exclusivity for generic versions of significant products; price erosion relating to our products, both from competing products and increased regulation; delays in launches of new products and our ability to achieve expected results from investments in our product pipeline; our ability to take advantage of high-value opportunities; the difficulty and expense of obtaining licenses to proprietary technologies; and the effectiveness of our patents and other measures to protect our intellectual property rights;
  our substantial indebtedness, which may limit our ability to incur additional indebtedness, engage in additional transactions or make new investments, may result in a further downgrade of our credit ratings; and our inability to raise debt or borrow funds in amounts or on terms that are favorable to us;
  our business and operations in general, including: failure to effectively execute our restructuring plan announced in December, 2017; uncertainties related to, and failure to achieve, the potential benefits and success of our new senior management team and organizational structure; harm to our pipeline of future products due to the ongoing review of our R&D programs; our ability to develop and commercialize additional pharmaceutical products; potential additional adverse consequences following our resolution with the U.S. government of our FCPA investigation; compliance with sanctions and other trade control laws; manufacturing or quality control problems, which may damage our reputation for quality production and require costly remediation; interruptions in our supply chain; disruptions of our or third party information technology systems or breaches of our data security; the failure to recruit or retain key personnel; variations in intellectual property laws that may adversely affect our ability to manufacture our products; challenges associated with conducting business globally, including adverse effects of political or economic instability, major hostilities or terrorism; significant sales to a limited number of customers in our U.S. market; our ability to successfully bid for suitable acquisition targets or licensing opportunities, or to consummate and integrate acquisitions; and our prospects and opportunities for growth if we sell assets ;
  compliance, regulatory and litigation matters, including: costs and delays resulting from the extensive governmental regulation to which we are subject; the effects of reforms in healthcare regulation and reductions in pharmaceutical pricing, reimbursement and coverage; governmental investigations into sales and marketing practices; potential liability for patent infringement; product liability claims; increased government scrutiny of our patent settlement agreements; failure to comply with complex Medicare and Medicaid reporting and payment obligations; and environmental risks;
  other financial and economic risks, including: our exposure to currency fluctuations and restrictions as well as credit risks; potential impairments of our intangible assets; potential significant increases in tax liabilities; and the effect on our overall effective tax rate of the termination or expiration of governmental programs or tax benefits, or of a change in our business;

and other factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2017, including the sections thereof captioned "Risk Factors" and "Forward Looking Statements," and in our subsequent quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission, which are available at www.sec.gov and www.tevapharm.com. Forward-looking statements speak only as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statements or other information contained herein, whether as a result of new information, future events or otherwise. You are cautioned not to put undue reliance on these forward-looking statements.

Consolidated Statements of Income
(Unaudited, U.S. dollars in millions, except share and per share data)

		Three months ended		Nine months ended
		September 30,		September 30,
		2018	2017	2018	2017
		(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net revenues		4,529	5,617	14,295	16,987
Cost of sales		2,508	2,967	7,865	8,643
Gross profit		2,021	2,650	6,430	8,344
Research and development expenses		311	531	918	1,432
Selling and marketing expenses		743	843	2,224	2,745
General and administrative expenses		309	372	954	1,101
Other asset impairments, restructuring and other items		658	550	2,080	1,209
Goodwill impairment		-	-	300	6,100
Legal settlements and loss contingencies		19	(20)	(1,239)	324
Other income		(35)	(4)	(334)	(100)
Operating income (loss)		16	378	1,527	(4,467)
Financial expenses – net		229	259	736	704
Income (loss) before income taxes		(213)	119	791	(5,171)
Tax benefits		(26)	(494)	(56)	(462)
Share in losses of associated companies, net		10	3	76	10
Net income (loss)		(197)	610	771	(4,719)
Net income attributable to non-controlling interests		11	15	35	11
Net income (loss) attributable to Teva		(208)	595	736	(4,730)
Dividends on preferred shares		65	65	195	195
Net income (loss) attributable to Teva's ordinary shareholders		(273)	530	541	(4,925)

Earnings per share attributable to ordinary shareholders:	Basic ($)	(0.27)	0.52	0.53	(4.85)
	Diluted ($)	(0.27)	0.52	0.53	(4.85)
Weighted average number of shares (in millions):	Basic	1,018	1,017	1,018	1,016
	Diluted	1,018	1,017	1,020	1,016

Non-GAAP net income attributable to ordinary shareholders:*		694	1,012	2,442	3,126
Non-GAAP net income attributable to ordinary shareholders for diluted earnings per share:		694	1,012	2,442	3,126

Non-GAAP earnings per share attributable to ordinary shareholders:*	Basic ($)	0.68	1.00	2.40	3.08
	Diluted ($)	0.68	1.00	2.39	3.07

Non-GAAP average number of shares (in millions):	Basic	1,018	1,017	1,018	1,016
	Diluted	1,022	1,017	1,020	1,017

* See reconciliation attached.

Condensed Consolidated Balance Sheets
(U.S. dollars in millions)
(Unaudited)

	September 30,	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	1,875	963
Trade receivables	5,665	7,128
Inventories	4,866	4,924
Prepaid expenses	911	1,100
Other current assets	483	701
Assets held for sale	81	566
Total current assets	13,881	15,382
Deferred income taxes	427	574
Other non-current assets	722	932
Property, plant and equipment, net	7,101	7,673
Identifiable intangible assets, net	15,345	17,640
Goodwill	27,585	28,414
Total assets	65,061	70,615

LIABILITIES & EQUITY
Current liabilities:
Short-term debt	2,673	3,646
Sales reserves and allowances	6,701	7,881
Trade payables	1,626	2,069
Employee-related obligations	712	549
Accrued expenses	2,232	3,014
Other current liabilities	886	724
Liabilities held for sale	-	38
Total current liabilities	14,830	17,921

Long-term liabilities:
Deferred income taxes	2,478	3,277
Other taxes and long-term liabilities	1,803	1,843
Senior notes and loans	26,816	28,829
Total long-term liabilities	31,097	33,949
Equity:
Teva shareholders’ equity	17,730	17,359
Non-controlling interests	1,404	1,386
Total equity	19,134	18,745
Total liabilities and equity	65,061	70,615

Condensed Consolidated Cash Flow
(U.S. Dollars in millions)

	Three months ended		Nine months ended
	September 30,		September 30,
	2018	2017	2018	2017
	Unaudited	Unaudited	Unaudited	Unaudited
Operating activities:
Net income (loss)	(197)	610	771	(4,719)
Net change in operating assets and liabilities	(253)	(366)	(1,521)	(1,717)
Items not involving cash flow	871	551	2,829	7,802

Net cash provided by operating activities	421	795	2,079	1,366

Net cash provided by investing activities	347	104	1,792	1,534

Net cash used in financing activities	(705)	(825)	(2,852)	(3,244)

Translation adjustment on cash and cash equivalents	(49)	7	(107)	36

Net change in cash and cash equivalents	14	81	912	(308)

Balance of cash and cash equivalents at beginning of period	1,861	599	963	988

Balance of cash and cash equivalents at end of period	1,875	680	1,875	680

	Three Months Ended September 30, 2018
	U.S. dollars and shares in millions (except per share amounts)
	GAAP	Excluded for non GAAP measurement												Non GAAP
		Amortization of purchased intangible assets	Legal settlements and loss contingencies	Impairment of long-lived assets	Other R&D expenses	Acquisition, integration and related expenses	Restructuring costs	Costs related to regulatory actions taken in facilities	Equity compensation	Contingent consideration	Gain on sale of business	Other non GAAP items	Other items
COGS	2,508	246						1	7			30		2,224
R&D	311				60				7			1		243
S&M	743	51							14					678
G&A	309								17			8		284
Other income	(35)										(31)			(4)

Legal settlements and loss contingencies	19		19											-

Impairments, restructuring and other	658			521		4	88			29		16		-
Financial expenses	229												(7)	236

Corresponding tax effect	(26)												(111)	85
Share in losses of associated companies – net	10												9	1
Net income attributable to non-controlling interests	11												(12)	23

Total reconciled items		297	19	521	60	4	88	1	45	29	(31)	55	(121)

EPS - Basic	(0.27)												0.95	0.68
EPS - Diluted	(0.27)												0.95	0.68

	The non-GAAP diluted weighted average number of shares was 1,022 million for the three months ended September 30, 2018. For the three months ended September 30, 2018, the mandatory convertible preferred shares amounting to 66 million weighted average shares had an anti-dilutive effect on earnings per share and were therefore excluded from the outstanding shares calculation.

	Three Months Ended September 30, 2017
	U.S. dollars and shares in millions (except per share amounts)
	GAAP	Excluded for non GAAP measurement											Non GAAP
		Amortization of purchased intangible assets	Legal settlements and loss contingencies	Impairment of long-lived assets	Other R&D expenses	Acquisition, integration and related expenses	Restructuring costs	Costs related to regulatory actions taken in facilities	Equity compensation	Contingent consideration	Other non GAAP items	Other items
COGS	2,967	310						(1)	5		17		2,636
R&D	531				150				6		8		367
S&M	843	47							9		(1)		788
G&A	372								12				360
Other income	(4)												(4)

Legal settlements and loss contingencies	(20)		(20)										-

Impairments, restructuring and other	550			408		31	72			18	21		-
Financial expenses	259											30	229

Corresponding tax effect	(494)											(629)	135
Share in losses of associated companies – net	3											-	3

Net income attributable to non-controlling interests	15											(11)	26

Total reconciled items		357	(20)	408	150	31	72	(1)	32	18	45	(610)

EPS - Basic	0.52											0.48	1.00
EPS - Diluted	0.52											0.48	1.00

	The non-GAAP diluted weighted average number of shares was 1,017 million for the three months ended September 30, 2017. The non-GAAP weighted average number of shares for the three months ended September 30, 2017 does not take into account the potential dilution of the mandatory convertible preferred shares (amounting to 59 million weighted average shares), which have an anti-dilutive effect on non-GAAP earnings per share.

	Nine Months Ended September 30, 2018
	U.S. dollars and shares in millions (except per share amounts)
	GAAP results	Excluded for non GAAP measurement													Non GAAP
		Amortization of purchased intangible assets	Goodwill impairment	Legal settlements and loss contingencies	Impairment of long-lived assets	Other R&D expenses	Acquisition, integration and related expenses	Restructuring costs	Costs related to regulatory actions taken in facilities	Equity compensation	Contingent consideration	Gain on sale of business	Other non GAAP items	Other items
COGS	7,865	771							6	22			94		6,972
R&D	918					82				21			2		813
S&M	2,224	138								35			(4)		2,055
G&A	954									44			12		898
Other income	(334)											(114)			(220)

Legal settlements and loss contingencies	(1,239)			(1,239)											-

Impairments, restructuring and other	2,080				1,501		9	442			84		44		-

Goodwill impairment	300		300												-
Financial expenses	736													59	677

Corresponding tax effect	(56)													(479)	423
Share in losses of associated companies – net	76													103	(27)
Net income attributable to non-controlling interests	35													(32)	67

Total reconciled items		909	300	(1,239)	1,501	82	9	442	6	122	84	(114)	148	(349)

EPS - Basic	0.53													1.87	2.40
EPS - Diluted	0.53													1.86	2.39

	The non-GAAP diluted weighted average number of shares was 1,020 million for the nine months ended September 30, 2018. For the nine months ended September 30, 2018, the mandatory convertible preferred shares amounting to 68 million weighted average shares had an anti-dilutive effect on earnings per share and were therefore excluded from the outstanding shares calculation.

	Nine Months Ended September 30, 2017
	U.S. dollars and shares in millions (except per share amounts)
	GAAP results	Excluded for non GAAP measurement													Non GAAP
		Amortization of purchased intangible assets	Goodwill impairment	Legal settlements and loss contingencies	Impairment of long-lived assets	Other R&D expenses	Inventory step-up	Acquisition, integration and related expenses	Restructuring costs	Costs related to regulatory actions taken in facilities	Equity compensation	Contingent consideration	Other non GAAP items	Other items
COGS	8,643	944					67			48	18		37		7,529
R&D	1,432					176					17		19		1,220
S&M	2,745	144									30		(2)		2,573
G&A	1,101										38		(15)		1,078
Other income	(100)												1		(101)

Legal settlements and loss contingencies	324			324											-

Impairments, restructuring and other	1,209				564			87	300			179	79		-

Goodwill impairment	6,100		6,100												-
Financial expenses	704													5	699
Corresponding tax effect	(462)													(1,067)	605
Share in losses of associated companies – net	10													2	8
Net income attributable to non-controlling interests	11													(44)	55

Total reconciled items		1,088	6,100	324	564	176	67	87	300	48	103	179	119	(1,104)

EPS - Basic	(4.85)													7.93	3.08
EPS - Diluted	(4.85)													7.92	3.07

	The non-GAAP diluted weighted average number of shares was 1,016 million for the nine months ended September 30, 2017. The non-GAAP weighted average number of shares for the nine months ended September 30, 2017 does not take into account the potential dilution of the mandatory convertible preferred shares (amounting to 59 million weighted average shares), which have an anti-dilutive effect on non-GAAP earnings per share.

	Segment Information

	North America		Europe		International Markets
	Three months ended September 30,		Three months ended September 30,		Three months ended September 30,
	2018	2017	2018	2017	2018	2017

	(U.S. $ in millions)		(U.S. $ in millions)		(U.S. $ in millions)

Revenues	$2,265	$3,043	$1,212	$1,380	$726	$882
Gross profit	1,232	1,833	683	721	301	351
R&D expenses	158	230	62	101	21	35
S&M expenses	301	325	249	289	120	158
G&A expenses	128	149	74	90	37	51
Other income (loss)	(4)	(1)	1	-	-	(3)
Segment profit	$649	$1,130	$297	$241	$123	$110

	Segment Information

	North America		Europe		International Markets
	Nine months ended September 30,		Nine months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017	2018	2017

	(U.S. $ in millions)		(U.S. $ in millions)		(U.S. $ in millions)

Revenues	$7,059	$9,452	$3,982	$4,016	$2,265	$2,485
Gross profit	3,867	5,971	2,211	2,147	942	1,043
R&D expenses	528	777	208	312	70	129
S&M expenses	902	1,158	741	864	384	503
G&A expenses	357	432	243	258	115	144
Other income	(206)	(82)	(1)	(15)	(11)	(4)
Segment profit	$2,286	$3,686	$1,020	$728	$384	$271

Reconciliation of our segment profit
to consolidated income before income taxes

	Three months ended
	September 30,
	2018	2017

	(U.S.$ in millions)

North America profit	$649	$1,130
Europe profit	297	241
International Markets profit	123	110
Total segment profit	1,069	1,481
Profit (loss) of other activities	35	(11)
	1,104	1,470
Amounts not allocated to segments:
Amortization	297	357
Other asset impairments, restructuring and other items	658	550
Loss from divestitures, net of divestitures related costs	(31)	-
Other R&D expenses	60	150
Costs related to regulatory actions taken in facilities	1	(1)
Legal settlements and loss contingencies	19	(20)
Other unallocated amounts	84	56

Consolidated operating income	16	378
Financial expenses - net	229	259
Consolidated income (loss) before income taxes	$(213)	$119

Reconciliation of our segment profit
to consolidated income before income taxes

	Nine months ended
	September 30,
	2018	2017

	(U.S.$ in millions)

North America profit	$2,286	$3,686
Europe profit	1,020	728
International Markets profit	384	271
Total segment profit	3,690	4,685
Profit of other activities	87	3
	3,777	4,688
Amounts not allocated to segments:
Amortization	909	1,088
Other asset impairments, restructuring and other items	2,080	1,209
Goodwill impairment	300	6,100
Gain on divestitures, net of divestitures related costs	(114)	-
Inventory step-up	-	67
Other R&D expenses	82	176
Costs related to regulatory actions taken in facilities	6	48
Legal settlements and loss contingencies	(1,239)	324
Other unallocated amounts	226	143

Consolidated operating income (loss)	1,527	(4,467)
Financial expenses - net	736	704
Consolidated income (loss) before income taxes	$791	$(5,171)

Revenues by Activity and Geographical Area
(Unaudited)

	Three months ended
	September 30,		Percentage Change
	2018	2017	2017-2018
	(U.S.$ in millions)
North America segment
Generics medicines	$922	$1,233	(25%)
COPAXONE	463	819	(43%)
Bendeka and Trenda	161	179	(10%)
ProAir	107	155	(31%)
QVAR	36	83	(57%)
AUSTEDO	62	6	870%
Distribution	333	294	13%

	Three months ended
	September 30,		Percentage Change
	2018	2017	2017-2018
	(U.S.$ in millions)
Europe segment
Generic medicines	$845	$871	(3%)
COPAXONE	124	150	(17%)
Respiratory products	93	90	3%

	Three months ended
	September 30,		Percentage Change
	2018	2017	2017-2018
	(U.S.$ in millions)
International Markets segment
Generics medicines	$498	$629	(21%)
COPAXONE	14	18	(24%)
Distribution	149	146	2%

Revenues by Activity and Geographical Area
(Unaudited)

	Nine months ended
	September 30,		Percentage Change
	2018	2017	2017-2018
	(U.S.$ in millions)
North America segment
Generics medicines	$2,957	3,979	(26%)
COPAXONE	1,403	2,475	(43%)
Bendeka and Trenda	502	498	1%
ProAir	352	399	(12%)
QVAR	173	265	(35%)
AUSTEDO	136	8	1708%
Distribution	984	864	14%

	Nine months ended
	September 30,		Percentage Change
	2018	2017	2017-2018
	(U.S.$ in millions)
Europe segment
Generic medicines	$2,749	$2,543	8%
COPAXONE	417	440	(5%)
Respiratory products	312	258	21%

	Nine months ended
	September 30,		Percentage Change
	2018	2017	2017-2018
	(U.S.$ in millions)
International Markets segment
Generics medicines	$1,523	$1,720	(11%)
COPAXONE	52	65	(20%)
Distribution	456	406	12%

CONTACT:
IR Contacts
Kevin C. Mannix, (215) 591-8912
or
Ran Meir, 972 (3) 926-7516
or
PR Contacts
United States
Kelley Dougherty, (973) 658-0237
or
Israel
Yonatan Beker, 972 (54) 888 5898